Exhibit 99.1

NEWS RELEASE

Skyline Corporation

2520 By-Pass Road

P.O. Box 743

Elkhart, Indiana 46515-0743

(574) 294-6521

Subject: FIRST QUARTER REPORT	Approved by: JON S. PILARSKI

ELKHART, INDIANA — OCTOBER 11, 2013

SKYLINE REPORTS RESULTS FOR FIRST QUARTER

Skyline’s net sales for the first quarter of fiscal year 2014 were $48,994,000 as compared to $49,920,000 in the first quarter of fiscal 2013.

Net sales for Skyline’s housing segment were $36,434,000 in the first quarter of fiscal 2014 as compared to $30,912,000 in the first quarter of fiscal 2013.

Net sales for Skyline’s recreational vehicle segment were $12,560,000 in fiscal 2014’s first quarter as compared to $19,008,000 for the first quarter of fiscal 2013.

Skyline reported a net loss of $1,379,000, or $.16 per share, in the first quarter of fiscal 2014 as compared to a net loss of $3,468,000, or $.41 per share, in the first quarter of fiscal 2013.

Skyline continues to maintain a balance sheet with no debt and a significant position of its working capital in cash and U.S. Treasury Bills. This financial strength, along with experienced employees should assist the Corporation in meeting challenges as they occur.

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BRINGING AMERICA HOME. BRINGING AMERICA FUN.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share and per share data)

	Three Months Ended
	August 31, (Unaudited)
	2013	2012
Net sales	$48,994	$49,920

Loss before income taxes	(1,379)	(3,468)
Benefit from income taxes	—	—

Net loss	$(1,379)	$(3,468)

Basic loss per share	$(.16)	$(.41)

Number of weighted average common shares outstanding	8,391,244	8,391,244

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in thousands)

	August 31, (Unaudited)
	2013	2012
ASSETS
Cash, restricted cash and temporary cash investments	$16,732	$25,010
Accounts receivable	12,993	11,011
Note receivable, current	47	—
Inventories	9,851	9,750
Workers’ compensation security deposit	2,597	2,402
Other current assets	464	1,549

Total Current Assets	42,684	49,722
Note receivable, long-term	1,619	—
Property, Plant and Equipment, net	17,772	20,662
Other Assets	6,326	6,242

Total Assets	$68,401	$76,626

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, trade	$3,721	$4,260
Accrued liabilities	12,536	11,621

Total Current Liabilities	16,257	15,881

Other Deferred Liabilities	7,872	8,049

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	104,776	113,200
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	44,272	52,696

Total Liabilities and Shareholders’ Equity	$68,401	$76,626